Exhibit 99.1





NEWS RELEASE                                         Contact: Daniel L. Krieger,
                                                              President
                                                              (515) 232-6251
July 19, 2002



                       AMES NATIONAL CORPORATION ANNOUNCES
                             SECOND QUARTER EARNINGS

         Second quarter 2002 earnings were $.88 per share compared to $.87 for second quarter 2001. For first half 2002, earnings were $1.82 per share compared to $1.70 per share a year ago, a 7% increase.

         During the second quarter of this year gains on securities were $134 thousand compared to $663 thousand last year. For the six months ending June 30th gains on securities were $323 thousand compared to $1.15 million for the same period in 2001.

         Affiliate bank deposits increased to $511 million, 4% higher than a year ago, while loans decreased 7% reflecting the decrease in construction activity. Total assets increased 3% to $629 million from one-year ago, while total capital rose to $98 million.

         United Bank & Trust N.A. the de novo bank chartered in Marshalltown, Iowa, opened officially for business on June 20, 2002.

         Ames National Corporation affiliate banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada,
Randall-Story State Bank, Story City and United Bank & Trust National Association, Marshalltown.






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